                                                       Rule 424(b)(2)
                                                       Registration No. 33-54929
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 12, 1994)

$500,000,000

SALOMON INC

6 3/4% SENIOR NOTES DUE 2003

The 6 3/4% Senior Notes Due 2003 (the 'Notes') of Salomon Inc (the 'Company') being offered hereby will mature on February 15, 2003. Interest on the Notes is payable semiannually on each February 15 and August 15, beginning August 15, 1996. The Notes may not be redeemed prior to maturity.

The Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Notes in definitive form will not be issued. See 'Description of Debt Securities--Global Securities' in the accompanying Prospectus. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See 'Description of Notes--Same-Day Settlement and Payment'.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                       PRICE TO          UNDERWRITING       PROCEEDS TO
                       PUBLIC(1)         DISCOUNT           COMPANY(1)(2)

Per Note............   99.798%           .600%              99.198%
Total...............   $498,990,000      $3,000,000         $495,990,000
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from February 20, 1996 to the date of delivery.
(2) Before deducting expenses payable by the Company estimated to be $100,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about February 20, 1996.

The Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold or resell such Notes. Salomon Brothers Inc, an indirect wholly owned subsidiary of the Company, expects to offer and sell previously issued Notes in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. The accompanying Prospectus and this Prospectus Supplement may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

SALOMON BROTHERS INC

           BEAR, STEARNS & CO. INC.

                      CS FIRST BOSTON

                                 GOLDMAN, SACHS & CO.

                                           LEHMAN BROTHERS

                                                     MERRILL LYNCH & CO.

                                                               SMITH BARNEY INC.

The date of this Prospectus Supplement is February 14, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN
MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Securities and Exchange Commission (the 'Commission') pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (File No. 1-4346), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; and (iii) the Company's Current Reports on Form 8-K dated February 2, 1995, February 27, 1995, April 25, 1995, July 11, 1995, July 20, 1995, October
19, 1995, December 4, 1995, December 8, 1995, January 23, 1996 and February 12, 1996. See 'Incorporation of Certain Documents By Reference' in the Prospectus.

                              RECENT DEVELOPMENTS

     On January 23, 1996, the Company announced fourth quarter 1995 net income of $168 million. For the year ended December 31, 1995, the Company recorded net income of $457 million, compared to a net loss of $399 million in the same period a year ago. Fully diluted earnings per share were $1.32 and $3.50 for the three and twelve month periods ended December 31, 1995, respectively. Book value per common share was $35.84 at December 31, 1995.

                              DESCRIPTION OF NOTES

     The Notes are a series of Debt Securities to be issued under the Senior Debt Indenture described in the accompanying Prospectus and will be limited to $500,000,000 aggregate principal amount. The Notes will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and the Senior Debt Indenture under which the Notes will be issued and to the Prospectus and the Senior Debt Indenture for the definitions of certain capitalized terms used herein.

     The Trustee under the Senior Debt Indenture will be Chemical Bank under an indenture dated as of January 18, 1994 as amended from time to time. A copy of the Senior Debt Indenture under which Chemical Bank serves as Trustee has been filed with the Commission and is hereby incorporated by reference as part of the Registration Statement.

INTEREST

     The Notes will bear interest from February 20, 1996 at the rate of 6 3/4% per annum until the principal amount thereof is paid or made available for payment. Interest on the Notes will be payable semiannually in arrears on each February 15 and August 15 (each an 'Interest Payment Date'), beginning August 15, 1996, and at maturity. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. Interest payable on a Note on any Interest Payment Date will be paid to the person (that, for so long as the Notes are represented by a Global Security as described below under 'Book-Entry

System', will be a nominee of the Depositary) in whose name such Note is registered at the close of business on the fifteenth calendar day prior to each Interest Payment Date. 'Business Day' with respect to the Notes means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more Global Securities registered in the name of the nominee of the Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Notes in definitive form will not be issued.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to the Global Securities representing the Notes is set forth in the accompanying Prospectus under 'Description of Debt Securities--Global Securities'. The Depositary has confirmed to the Company, the Underwriters and the Trustee for the Notes that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent.

     Secondary trades in notes and debentures of corporate issuers are generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. The effect, if any, of settlement in immediately available funds on trading activity in the Notes has not been determined.

REDEMPTION

     The Notes may not be redeemed prior to Stated Maturity.

DEFEASANCE

     The defeasance provisions described in the accompanying Prospectus will not be applicable to the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the 'Underwriting Agreement') among the Company and the Underwriters named below (the 'Underwriters'), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of Notes set forth opposite its name below.

                                                          PRINCIPAL
                                                            AMOUNT
                     UNDERWRITER                           OF NOTES
------------------------------------------------------   ------------
Salomon Brothers Inc..................................   $ 62,500,000
Bear, Stearns & Co. Inc. .............................     62,500,000
CS First Boston Corporation ..........................     62,500,000
Goldman, Sachs & Co. .................................     62,500,000
Lehman Brothers Inc. .................................     62,500,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ............................     62,500,000
Smith Barney Inc. ....................................     62,500,000
Dean Witter Reynolds Inc. ............................     12,500,000
Donaldson, Lufkin & Jenrette Securities Corporation ..     12,500,000
First Chicago Capital Markets, Inc. ..................     12,500,000
PaineWebber Incorporated .............................     12,500,000
Prudential Securities Incorporated ...................     12,500,000
                                                         ------------
          Total.......................................   $500,000,000
                                                         ------------
                                                         ------------

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .375% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of .250% of such principal amount. After the initial public offering, the public offering price and such concession may be changed from time to time.

     The Notes will not have an established trading market when issued. The Notes will not be listed on any securities exchange. The Underwriters may make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. The participation of Salomon Brothers Inc in the offer and sale of the Notes complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

PROSPECTUS

SALOMON INC

DEBT SECURITIES AND
WARRANTS TO PURCHASE DEBT SECURITIES

Salomon Inc (the 'Company') intends to issue from time to time in one or more series its unsecured debt securities ('Debt Securities') and warrants ('Warrants') to purchase Debt Securities (the Debt Securities and the Warrants being herein collectively called the 'Securities') with an aggregate initial public offering price or purchase price of up to $10,008,600,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ('ECU'). The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Securities which may be sold hereunder. Debt Securities and Warrants will be offered on terms to be determined at the time of sale. Debt Securities and Warrants may be sold for United States dollars or for one or more foreign or composite currencies, and the principal of, premium, if any, and any interest on Debt Securities may be payable in United States dollars or in one or more foreign or composite currencies. Debt Securities of a series may be issuable as individual securities in registered form without coupons ('Registered Securities') or in bearer form with or without coupons attached ('Bearer Securities') or as one or more global securities in registered or bearer form (each a 'Global Security'). Warrants of a series will be issuable in registered form ('Registered Warrants') and may be issuable in bearer form ('Bearer Warrants'). The classification as senior or subordinated Debt Securities, specific designation, aggregate principal amount, the currency in which the principal, premium, if any, and any interest are payable, the rate (or method of calculation) and the time and place of payment of any interest, authorized denominations, maturity, offering price, any redemption terms and any other specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (a 'Prospectus Supplement'). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the applicable Prospectus Supplement will set forth a description of the Debt Securities for which the Warrants are exercisable and the offering price, if any, exercise price, duration, detachability and any other specific terms of the Warrants.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Securities may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. Any such agents, managing underwriters or underwriters in the United States will include Salomon Brothers Inc. If underwriters or agents are involved in any offering of Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Securities less such discount in the case of an offering through an underwriter, or the purchase price of such Securities less such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Securities.

The Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Securities and may at its option, hold, resell, cancel or exercise, if applicable, such Securities. Salomon Brothers Inc expects to offer and sell previously issued Securities in the course of its business as a broker-dealer and may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplements and Pricing Supplements may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions.

SALOMON BROTHERS INC

The date of this Prospectus is October 12, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1993 (the '1993 10-K'); (ii) the Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1994 and June 30, 1994, and (iii) the Current Reports on Form 8-K dated January 12, 1994, January 18, 1994, January 27, 1994, March 7, 1994,
April 25, 1994, July 6, 1994, July 21, 1994, October 6, 1994 and October 11,
1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, SALOMON INC, SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT (212) 783-7000.
                            ------------------------

     References herein to 'U.S. dollars', 'U.S.$', 'dollar' or '$' are to the lawful currency of the United States.

                                  SALOMON INC

     Salomon Inc was incorporated in 1960 under the laws of the State of Delaware. Its major operating units are engaged principally in securities, commodities trading and oil refining activities. Securities and related activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries and commodities trading by the Phibro Division of the Company. Oil refining activities are conducted by Phibro Energy USA, Inc., the owner of several oil refineries and other asset-based businesses. At December 31, 1993, the Company employed 8,640 people.

     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                USE OF PROCEEDS

     The proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, principally to fund the business of its operating units and to fund investments in, or extensions of credit to, its subsidiaries and to lengthen the average maturity of liabilities, which may include the reduction of short-term liabilities or the refunding of maturing indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges was .89 for the six months ended June 30, 1994 and was 1.32, 1.25, 1.16, 1.08, and 1.12 for the years 1993, 1992,
1991, 1990 and 1989, respectively. Such ratios were calculated by dividing fixed charges into the sum of earnings before taxes and fixed charges. For the six months ended June 30, 1994, earnings were insufficient to cover fixed charges by $235 million. Fixed charges consist largely of interest expense, including capitalized interest, and a portion of rental expense representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a senior debt indenture (as amended from time to time, the 'Senior Debt Indenture') and, in the case of Debt Securities that will be subordinated debt, under a subordinated debt indenture (as amended from time to time, the 'Subordinated Debt Indenture'). The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an 'Indenture' and collectively as the 'Indentures.' The institutions named as trustees under the Indentures are hereinafter referred to individually as a 'Trustee' and collectively as the 'Trustees.' Forms of the Indentures have been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture or, if no Indenture is specified, to sections in each of the Indentures. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     Unless otherwise provided in the applicable Prospectus Supplement, the Trustee under the Senior Debt Indenture will be Citibank, N.A., a national banking association, under an indenture dated as of December 1, 1988, as amended from time to time, and the Trustee under the Subordinated Debt

Indenture will be Bankers Trust Company, a New York banking corporation, under an indenture dated as of December 1, 1988, as amended from time to time. Copies of the respective Indentures under which Citibank, N.A. and Bankers Trust Company serve as Trustees have been filed with the Commission and are incorporated by reference as part of the Registration Statement.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder and each Indenture provides that Debt Securities may be issued from time to time in series (Section 301). The Debt Securities to be issued under either of the Indentures will be unsecured senior or subordinated obligations of the Company as set forth below.

     Reference is made to the Prospectus Supplement for a description of the following terms of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title and series of such Debt Securities, whether such Debt Securities will be senior or subordinated debt of the Company and under which indenture such Debt Securities are being issued; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the dates on which or periods during which such Debt Securities may be issued and the dates on which, or the range of dates within which, the principal of (and premium, if any, on) such Debt Securities will be payable; (iv) the rate or rates or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and, in the case of Registered Securities, the Regular Record Dates for the interest payable on such Interest Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, or at the option of a Holder, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (viii) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (ix) provisions, if any, for the defeasance of such Debt Securities; (x) whether such Debt Securities are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether Coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities having the same terms and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made;
(xi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (xii) if a temporary Debt Security is to be issued with respect to such Debt Securities, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the Persons entitled thereto on such Interest Payment Date; (xiii) if a temporary Global Security is to be issued with respect to such Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities having the same terms; (xiv) if other than United States dollars, the foreign or composite currency in which such Debt Securities are to be denominated, or in which payment of the principal of (and premium, if any) and any interest on such Debt Securities will be made and the circumstances, if any, when such currency of payment may be changed; (xv) if the principal of (and premium, if any) or any interest on such Debt Securities are to be payable, at the election of the Company or a Holder, in a currency other than that in which such Debt Securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency in which such Debt Securities are to be paid pursuant to such election;
(xvi) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amounts shall be determined;
(xvii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities, or otherwise by application of a formula, the manner in which such amounts shall be determined; (xviii) any additional Events of Default (as defined below) or restrictive covenants provided for with respect to such Debt Securities; (xix) whether and under what circumstances the Company will pay additional interest on such Debt Securities held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities under such circumstances; (xx) whether and under what circumstances the Company will be obligated to redeem such Debt Securities if certain events occur involving United States information reporting requirements; and (xxi) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture under which they are issued (Section 301).

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable only in United States dollars (Section 302).

     If Bearer Securities are issued, the Federal income tax consequences and other special considerations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     If the amount of payments of principal of (and premium, if any) or any interest on Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     If the principal of (and premium, if any) or any interest on Debt Securities are payable in a foreign or composite currency, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ('Discount Securities'). Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the applicable Trustee in the City and State of New York or (in the case of Bearer Securities) at the principal London office of the applicable Trustee; provided, however, that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the Registered Holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a Holder by wire transfer to an account designated by such Holder (Section 307). Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the applicable Trustee in the City and State of New York, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305). Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement.

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or any interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof (Section 1204).

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not afford Holders protection in the event of a highly leveraged or other similar transaction that may adversely affect Holders.

GLOBAL SECURITIES

     Debt Securities having the same issue date and the same terms may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 303 and 305).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or Persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

     Subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below, payments of principal of (and premium, if any) and any interest on individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for any Debt Securities, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security representing any of such Debt Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below.

     If the Depositary for any Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have certain Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to any Debt Securities, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities are issuable in either form (Section 305). See, however, 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.


SENIOR DEBT

     The Debt Securities and Coupons that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured debt of the Company except subordinated debt.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all 'Senior Indebtedness' of the Company. The Subordinated Debt Indenture defines 'Senior Indebtedness' as the following indebtedness or obligations, whether outstanding at the date of such Indenture or thereafter incurred, assumed, guaranteed or otherwise created, unless in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities and any appurtenant Coupons: (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the subordinated Debt Securities and any appurtenant Coupons and other than the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee, that (i) is for money borrowed, (ii) arises in connection with the acquisition of any business, properties, securities or assets of any kind, other than in the ordinary course of the Company's business as heretofore conducted or (iii) is secured, in whole or in part, by real or personal property, (b) obligations of the Company (including obligations of others guaranteed by the Company) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction and (c) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (Subordinated Debt Indenture, Section 101). The subordinated Debt Securities and any appurtenant Coupons will not be superior in right of payment to the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee (Subordinated Debt Indenture, Section
1601).

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities issued under the Subordinated Debt Indenture shall have been declared due and payable upon an Event of Default pursuant to Section 502 thereof and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons issued under the Subordinated Debt Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Debt Securities or such Coupons (Subordinated Debt Indenture, Section 1601). If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the related Prospectus Supplement will set forth the amount of Senior Indebtedness outstanding as of the most recent practicable date.

LIMITATION ON LIENS

     The Senior Debt Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the Debt Securities issued thereunder (Senior Debt Indenture, Section 1205). The term 'Restricted Subsidiary' is defined in the Senior Debt Indenture to mean each of Salomon Brothers Inc, Phibro Energy Inc. and, with respect to the Company's Medium-Term Notes Series D and E, Philipp Brothers, Inc. and any Subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to any substantial part of the business now conducted by, any of such corporations. As of December 31, 1992, Phibro Energy Inc. was merged with and into Salomon Inc.

EVENTS OF DEFAULT

     The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series when due; (ii) default for 30 days in the payment of any interest on any Debt Security of such series or of any related Coupon when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance of any other covenant in such Indenture, continued for 60 days after written notice thereof by the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding; and (v) certain events of bankruptcy, insolvency or reorganization (Section 501). Any additional Events of Default provided with respect to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to a series of Debt Securities issued thereunder, either the Trustee thereunder or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding may declare the principal of and all accrued interest on all Debt Securities of such series (or, in the case of Discount Securities, an amount equal to such portion of the principal amount thereof as will be specified in the related Prospectus Supplement) to be due and payable. In certain cases, the Holders of a majority in principal amount of the Debt Securities then Outstanding of a series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration and its consequences (Section 502).

     Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during the continuance of a default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities or any Coupons of any series thereunder before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders (Section 603). Each Indenture provides that no Holder of a Debt Security or any Coupon of any series thereunder may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it receives (i) written notice of such default, (ii) a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the Debt Securities then Outstanding of such series (and the Trustee receives no direction inconsistent with such written request from the Holders of a majority in aggregate principal amount of the Debt Securities then outstanding of such series) and (iii) an offer of reasonable indemnity (Section 507). This provision will not prevent any Holder of any such Debt Security from enforcing payment of the principal thereof (and premium, if any, thereon) and any interest thereon or of any such Coupon from enforcing payment thereof at the respective due dates thereof (Section 508). The Holders of a majority in aggregate principal amount of the Debt Securities then Outstanding of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture or that would be unjustly prejudicial to Holders not joining therein (Section 512).

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities and Coupons of such series notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on any Debt Security or of any Coupon of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities and Coupons (Section
602).

     The Company will be required to file annually with each Trustee a certificate of an appropriate officer of the Company as to the absence of certain defaults under the terms of the appropriate Indenture (Senior Debt Indenture, Section 1206; Subordinated Debt Indenture, Section 1205).

MODIFICATION AND WAIVER

     Each Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests (Article Nine).

     Modifications of and amendments to each Indenture may be made by the Company and the Trustee thereunder with the consent of the Holders of a majority in principal amount of the Debt Securities then Outstanding of each series issued thereunder that is affected by such modification or amendment, voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest or additional amounts payable on, any Debt Security or Coupon; (ii) reduce the principal amount (including the amount payable on a Discount Security upon the acceleration of the Maturity thereof) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any Debt Security or Coupon; (iii) change the currency or composite currency of denomination or payment of the principal of (and premium, if any, on) or any interest or additional amounts payable on any Debt Security or Coupon; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or Coupon; (v) reduce the percentage of the principal amount of the Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture with respect to waiver of compliance with certain provisions of the applicable Indenture or waiver of certain defaults; (vi) limit the Company's obligation to maintain a Paying Agent outside the United States for Bearer Securities; or (vii) limit the obligation of the Company to redeem certain Bearer Securities if certain events occur involving United States information reporting requirements (Section 1102).

     The Subordinated Debt Indenture may not be amended to alter or impair the subordination of the subordinated Debt Securities issued thereunder without the consent of each holder of Senior Indebtedness then outstanding (Subordinated Debt Indenture, Section 1107).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture before the time for such compliance (Senior Debt Indenture, Section 1207; Subordinated Debt Indenture, Section 1206). The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of (and premium, if any) or any interest on any such Debt Security or in the payment of any Coupon of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OR LEASE OF ASSETS

     Each Indenture provides that the Company may not consolidate with or merge into any corporation, or transfer or lease its assets substantially as an entirety to any Person, unless (i) the successor corporation or transferee or lessee (the 'Successor Corporation') is a corporation organized under the laws of the United States or any political subdivision thereof; (ii) the Successor Corporation assumes the Company's obligations under the applicable Indenture and on the Debt Securities and any Coupons issued thereunder; (iii) after giving effect to the transaction no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing; (iv) the Successor Corporation waives any right to redeem any Bearer Security under circumstances in which the Successor Corporation would be entitled to redeem such Bearer Security but the Company would not have been so entitled if such consolidation, merger, transfer or lease had not occurred; and (v) certain other conditions are met (Section 1001).

DEFEASANCE

     If so specified in the applicable Prospectus Supplement with respect to Debt Securities of any series that are Registered Securities payable only in United States dollars, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the applicable Indenture described above under 'Limitation on Liens' and 'Consolidation, Merger and Transfer or Lease of Assets' with respect to the Debt Securities of such series, in each case if the Company deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option under either of the Indentures, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (i), a ruling to such effect received from or published by the United States Internal Revenue Service, and (2) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted from the New York Stock Exchange as a result of the exercise of such option (Sections 1501 and 1502). Defeasance provisions, if any, with respect to any other Debt Securities of any series will be described in the applicable Prospectus Supplement.

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, if a Debt Security of any series or any related Coupon is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the applicable Trustee in the City and State of New York (in the case of Registered Securities) or at the principal London office of the applicable Trustee (in the case of Bearer Securities and Coupons) upon payment by the Holder of such expenses as may be incurred by the Company and the applicable Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and such Trustee may require. Mutilated Debt Securities and Coupons must be surrendered before new Debt Securities (with or without Coupons) will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily morning newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security (Section 105).

CONCERNING THE TRUSTEES

     The Company and certain of its subsidiaries maintain lines of credit and have other customary banking relationships with Citibank, N.A. and Bankers Trust Company, and certain of their respective affiliates, and may have such relationships with other Trustees and their affiliates.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

     Warrants may be offered independently of or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a 'Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Warrant Agent'), all as described in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the 'Warrant Certificates'), if any, of such series, and will not assume any obligation or relationship of agency or trust for or with any holders of such Warrant Certificates or beneficial owners of Warrants. Copies of the form of Warrant Agreement for Warrants sold together with Debt Securities and the form of Warrant Agreement for Warrants sold separate from Debt Securities, including the respective forms of Warrant Certificates, have previously been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants, including, where applicable: (i) the offering price; (ii) the currency or currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currency or currencies, denominations and other terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the Debt Securities purchasable upon exercise of each such Warrant and the price at which and currency or currencies in which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the 'Expiration Date') on which such right shall expire;
(viii) whether such Warrants are to be issuable as Registered Warrants or Bearer Warrants; (ix) whether such Warrants are extendable and the period or periods of such extendability; (x) the terms upon which any Bearer Warrants of such series may be exchanged for Registered Warrants of such series; (xi) whether such Warrants will be issued in certificated or uncertificated form; (xii) United States Federal income tax consequences; and (xiii) any other terms of such Warrants not inconsistent with the applicable Warrant Agreement.

     Registered Warrants of any series will be exchangeable into Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants). Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on, the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture. Bearer Warrants will

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be transferable by delivery. The applicable Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Registered Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series (or any other office indicated in the Prospectus Supplement relating to such series) at any time prior to 5:00 P.M., New York City time (unless otherwise indicated in the related Prospectus Supplement), on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void.

     Registered Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the consideration required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the Warrant Certificate evidencing such Warrants within five business days. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. If fewer than all of the Warrants represented by a Registered Warrant are exercised, a new Registered Warrant will be issued and delivered for the remaining amount of Warrants. Special provisions relating to the exercise of any Bearer Warrants will be described in the related Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

     In compliance with United States Federal income tax laws and regulations the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security and during the period ending 40 days after the issue date of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

     Bearer Securities will bear a legend to the following effect: 'Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.' The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such Bearer Securities.

     As used herein, 'United States' means the United States of America and its possessions, and 'U.S. Person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear'), and Centrale de Livraison de Valeurs Mobilieres S.A. ('CEDEL') for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a 'Certificate of Non-U.S. Beneficial Ownership'. A 'Certificate of Non-U.S. Beneficial Ownership' is a certificate to the effect that a beneficial interest in a temporary Global Security or Bearer Warrant is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive Bearer Security be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant Interest Payment Date of a Certificate of Non-U.S. Beneficial Ownership.


     Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to such Bearer Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Securities may be listed and any restrictions on the sale and delivery of Securities in bearer form.

     If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The Company expects that such managing underwriters or underwriters in the United States will include Salomon Brothers Inc. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ('remarketing firms') acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. Salomon Brothers Inc's participation in the offer and sale of Securities complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), imposes certain restrictions on employee benefit plans ('Plans') that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the 'Code'), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a 'party in interest' or a 'disqualified person' with respect to many Plans that are subject to ERISA. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ('PTCE') 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The financial statements and related schedules included in the 1993 10-K have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for any agents or underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Incorporation of Certain Documents by Reference...........................   S-2
Recent Developments.......................................................   S-2
Description of Notes......................................................   S-2
Underwriting..............................................................   S-4

                                   PROSPECTUS

Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
Salomon Inc...............................................................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Fixed Charges........................................     3
Description of Debt Securities............................................     3
Description of Warrants...................................................    12
Limitations on Issuance of Bearer Securities and Bearer Warrants..........    13
Plan of Distribution......................................................    14
ERISA Matters.............................................................    15
Experts...................................................................    16
Legal Opinions............................................................    16

                         $500,000,000

                         SALOMON INC

                         6 3/4% SENIOR NOTES DUE 2003

                         SALOMON BROTHERS INC
                         BEAR, STEARNS & CO. INC.
                         CS FIRST BOSTON
                         GOLDMAN, SACHS & CO.
                         LEHMAN BROTHERS
                         MERRILL LYNCH & CO.
                         SMITH BARNEY INC.

                         PROSPECTUS SUPPLEMENT
                         DATED FEBRUARY 14, 1996